EXHIBIT 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TILRAY, INC.

BRENDAN KENNEDY hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 24, 2018.

TWO: He is the duly elected and acting President and Chief Executive Officer of Tilray, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation shall be TILRAY, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is to be 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Seven Hundred Sixty Million (760,000,000) shares of which Two Hundred Fifty Million (250,000,000) shall be Class 1 Common Stock (the “Class 1 Common Stock”), Five Hundred Million (500,000,000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share.

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B. The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Class 1 Common Stock, Class 2 Common Stock, or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, Class 1 Common Stock or Class 2 Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).

C. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Article IV(D), the following definitions shall apply:

(a) “Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or

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other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b) “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(c) “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”).

(d) “Equivalent Consideration” shall mean, with respect to the Class 1 Common Stock and Class 2 Common Stock, the same consideration paid or otherwise distributed per share in respect of each such class of Common Stock; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration in respect of such Common Stock.

(e) “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

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(f) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(g) “Founder” means any of the following individuals: (i) Brendan Kennedy, (ii) Michael Blue, or (iii) Christian Groh.

(h) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

(i) “Key Holder” means any of the following individuals and entities: (i) Privateer Holdings, Inc., (ii) any Founder, (iii) any Permitted Entity of the entity and (iii) any Permitted Transferee of any of the foregoing individuals and entities or Permitted Entities.

(j) “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains either (i) sole dispositive power and exclusive Voting Control or (ii) if a Qualified Stockholder is a Key Holder, shared dispositive power and/or Voting Control with another Key Holder, in each case with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(k) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv) by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v) by a Key Holder to another Key Holder.

(l) “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(m) “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder, Family Members of the Qualified Stockholder or Qualified Charity, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

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(n) “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(o) “Qualified Stockholder” shall mean (i) the registered holder of any shares of Class 1 Common Stock immediately prior to the closing date of the IPO and (ii) a Permitted Transferee.

(p) “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or Nasdaq Global Select Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor or other exchange of either the New York Stock Exchange or Nasdaq.

(q) “Trading Day” means any day on which the Securities Exchange is open for trading.

(r) “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(D):

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class 1 Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

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A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s) “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights relating to Distributions, Subdivisions, Combinations and Change of Control.

(a) Any Distributions paid or payable to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class 1 Common Stock or Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock or Class 2 Common Stock), then the holders of the Class 1 Common Stock shall receive Class 1 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock) and holders of Class 2 Common Stock shall receive Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 2 Common Stock).

(b) If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(c) In connection with any Change in Control Transaction, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control

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Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class, unless (i) the shares of Class 1 Common Stock and Class 2 Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class 1 Common Stock and Class 2 Common Stock, respectively.

3. Voting Rights.

(a) Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to three (3) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Amended and Restated Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class.

(b) Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, waive, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii) reclassify any outstanding shares of Class 2 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

(c) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock and Class 2 Common Stock shall vote together and not as separate series or classes.

4. Optional Conversion.

(a) Optional Conversion of the Class 1 Common Stock.

(i) At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii) Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated,

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promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(D), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(D), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

5. Automatic Conversion.

(a) Automatic Conversion of the Class 1 Common Stock.

(i) Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class 1 Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii) Conversion Upon Transfer(s).

(A) Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock.

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(B) Conversion pursuant to this Article IV(D), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

(b) Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity under clause (ii) (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder; provided, however, that if any such Affected Holder transfers exclusive Voting Control of shares of Class 1 Common Stock to another Founder (the “Surviving Founder”) which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class 1 Common Stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class 2 Common Stock upon the date which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class 1 Common Stock.

6. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

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7. Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

8. No Further Issuances. Except for the issuance of Class 1 Common Stock issuable upon a Distribution payable in accordance with Article IV(D), Section 2, the Company shall not at any time after the time of acceptance of this Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware (the “Effective Time”), issue any additional shares of Class 1 Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock.

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A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

D. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the

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Company arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section D of Article V.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the IPO, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) At any time that applicable law prohibits a classified board as described in Article VI, Section (A)(2)(a), all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and

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give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to any limitations imposed by applicable law, any individual director or directors may be removed (a) with or without cause, for so long as the Key Holders hold or beneficially own a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (such period, the “Control Period”), by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, or (b) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and, at any time other than the Control Period, no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

12.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VII.

A. The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B. In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C. For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

13.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D. The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

14.

B. Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any Certificate of Designation, the affirmative vote of either (a) the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, voting together as a single class during the Control Period or (b) the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.

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15.

Tilray, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on July         , 2018.

TILRAY, INC.

Brendan Kennedy
President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION